UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 16, 2011

(Exact Name of Registrant as Specified in Its Charter)

OHIO

(State or Other Jurisdiction

of Incorporation)

001-33653	31-0854434
(Commission File Number)	(IRS Employer Identification No.)

Fifth Third Center 38 Fountain Square Plaza, Cincinnati, Ohio	45263
(Address of Principal Executive Offices)	(Zip Code)

(800) 972-3030

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Fifth Third Bancorp (the “Company”) has submitted redemption notices to the trustee to redeem the trust preferred securities related to each trust listed below, which will result in the redemption of the securities identified below on the date specified for each security. Under applicable regulatory capital guidelines issued by bank regulatory agencies, upon notice of redemption, the trust preferred securities will no longer qualify as Tier 1 capital for the Company. As previously announced by the Company on March 18, 2011, the Federal Reserve Board did not object to the potential redemption of certain such securities as proposed potential capital actions in the Company’s capital plan submitted under the Federal Reserve’s Comprehensive Capital Analysis and Review. The redemptions will be funded with excess cash currently available to the Company.

Trust	Security	Principal Amount	Redemption date

Fifth Third Capital Trust VII	8.875% Trust Preferred Securities	$400,000,000	6/15/2011

First National Bankshares Statutory Trust I	Floating Rate Capital Securities	$40,000,000	6/30/2011

R&G Capital Trust II, LLT	Floating Rate Capital Securities	$10,000,000	6/26/2011

Additional details relating to the redemption of Fifth Third Capital Trust VII: The cash redemption price for the trust preferred securities is $25, plus accrued and unpaid distributions to the redemption date of $.1848958 per security. Information pertaining to the redemption or paying agent for Fifth Third Capital Trust VII is as follows:

Wilmington Trust

1100 N. Market Street

Mail Drop 1615

Wilmington, DE 19890

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH THIRD BANCORP
(Registrant)

May 18, 2011	/s/ Daniel T. Poston
Daniel T. Poston
Executive Vice President and
Chief Financial Officer